EXHIBIT 26

The Purchaser Listed on the Signature Page Below

September 3, 2014

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

To whom it may concern:

Reference is made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated of even date herewith, by and among B. Riley & Co., LLC (“B. Riley”) the purchasers named therein (the “Other Purchasers” and, together with B. Riley, the “Purchasers”) and The Wet Seal, Inc. (the “Company”) relating to the issuance and sale of Securities (as defined in the Purchase Agreement) by the Company to the Purchasers (the “Transaction”).

This letter agreement is entered into to set forth the parties’ understanding concerning certain matters in connection with the Transaction, and in consideration therefor, the undersigned Purchaser represents and warrants to the Company as of the date hereof, as follows:

(a)	It has full power and authority, corporate or otherwise, to enter into and perform this letter agreement, which has been duly authorized by all necessary action, corporate or otherwise. This letter agreement has been duly executed and delivered by it and constitutes its legal, binding and valid obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws generally affecting creditors’ rights.

(b)	It acknowledges and understands that the Company possesses the following material nonpublic information (collectively, the "Non-Public Information"): information regarding the Company’s financial results for the quarterly period commenced August 3, 2014 and projections as to the current and future fiscal quarters, and such Non-Public Information is not known to the undersigned Purchaser and may impact the value of the Securities and that the Company is not disclosing the Non-Public Information to the Buyer.

(c)	It has entered into this letter agreement and agrees to consummate the Transaction pursuant to the Securities Purchase Agreement notwithstanding that it is aware that the Non-Public Information exists and is in the possession of the Company, and that it does not have access to it.

(d)	It confirms and acknowledges that neither the existence of the Non-Public Information, nor the substance of the Non-Public Information, nor the fact that the Non-Public

Information has not been disclosed by the Company to the undersigned Purchaser is material to its determination to enter into this letter agreement and to consummate the Transaction pursuant to the Purchase Agreement.

(e)	It is a highly experienced, sophisticated and knowledgeable investor with respect to the Securities, that it has independently and without reliance upon the Company and based on such information as it has deemed appropriate, including the Company Reports (as such term is defined in the Purchase Agreement), in its independent judgment made its own analysis and decision to enter into this letter agreement and the Purchase Agreement, and to consummate the Transaction, and that it understands the disadvantages to which it is subject on account of the disparity of information between it and the Company.

(f)	It acknowledges and agrees that it is solely responsible for obtaining such legal, advice, including tax advice, as it considers necessary and appropriate in connection with the execution and delivery of the Purchase Agreement and consummation of the Transaction.

(g)	It is an accredited investor, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

The undersigned Purchaser acknowledges that the Company is relying on this letter agreement and would not enter into the Transaction absent this letter agreement.

The undersigned Purchaser does, for itself and its respective officers, directors, stockholders, employees, agents, affiliates, representatives, successors and/or assigns, hereby:

(a)	fully and irrevocably waive any and all rights, remedies and claims it would or could have, or may hereafter have, against the Company or any of its affiliates or any of their respective officers, directors, members, partners, agents, employees or advisors (the “Company Parties”) arising out of or relating to the existence, materiality or substance of the Non-Public Information or the fact that the Non-Public Information is not accessible by the undersigned Purchaser; and

(b)	forever release, discharge and dismiss any and all claims, rights, causes of action, suits, obligations, debts, demands, arrangements, promises, liabilities, controversies, costs, expenses, fees or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured, that it ever had, now has, can have, or shall or may hereafter have (including, but not limited to, any and all claims alleging violations of U.S., federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Company Parties which are based upon, arise from or in any way relate to, directly or indirectly, the existence, materiality or substance of the Non-Public Information or the fact that the Non-Public Information is accessible by the undersigned Purchaser.

This letter agreement may be amended only by a written instrument executed by each of the parties hereto. This letter agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This letter agreement shall be governed by and construed under the laws of the State of New York, without giving effect to the choice of law or conflict of laws provisions thereof. The undersigned Purchaser agrees to submit to the exclusive jurisdiction of the state or federal courts of the State of New York. This letter agreement may be executed in counterparts, with all such counterparts together constituting one instrument. This letter agreement may be executed and delivered by facsimile, followed promptly upon request by delivery of the original.

The parties agree that if any provision of this letter agreement is held to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect, and shall be construed (to the maximum extent possible) in such a way as to give effect to the intent of the invalid, void, or unenforceable provision in question.

If the foregoing accurately sets forth our agreement, please execute and deliver a copy hereof to the undersigned, whereupon this letter shall constitute a binding agreement among us.

(Remainder of Page Intentionally Left Blank)

PURCHASER:

[___________]

By______________________________________
Name: __________________________________
Title: ___________________________________

Agreed to and Accepted:

THE WET SEAL, INC.

By______________________________________
Name: __________________________________
Title: ___________________________________